Exhibit 10.1

ASSIGNMENT AND ASSUMPTION
OF
MEMBERSHIP INTEREST

This Assignment and Assumption of Membership Interest (the “Assignment and Assumption”) is made as of the 20th day of January, 2012 (the “Effective Date”), by FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation (“Assignor”), in favor of DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (“Assignee”).

Assignor is the owner and holder of a Twenty-Five Percent (25%) Interest (the “Company Interest”) in PALISADES WEST LLC, a Delaware limited liability company (the “Company”).  The Company is operated and governed by the terms of that certain Limited Liability Company Agreement of Palisades West LLC, dated as of November 7, 2006 (as may amended, restated, supplemented, or modified, the “Company Agreement”).  Assignee is a Member of the Company as owner of a Twenty-Five Percent (25%) Interest.  Assignor wishes to assign its Company Interest to Assignee and Assignee wishes to become the owner of the Company Interest of Assignor and assume the benefits and obligations of Assignor with respect thereto.

Now, therefore, in consideration of the mutual benefits to be obtained hereby, and for other good and valuable considerations, the receipt and sufficiency of which is acknowledged, the parties act and agree as follows:

1)              Assignment of Company Interest.  The Assignor does hereby assign to Assignee all of its Company Interest in the Company, including all of its rights under the Company Agreement, including, without limitation, all rights of the Assignor to receive monies and other property or assets due and to become due to the Assignor under or pursuant to the Company Agreement. Furthermore, as of January 1, 2012, the Capital Account of the Assignor will be transferred to the Assignee. From and after January 1, 2012, the portion of the Net Profit or Net Loss of the Company and the portions of all other items of income, gain, loss, deduction, or credit allocable to the Company Interest on or after such date shall be credited or charged, as the case may be, to the Assignee and not to the Assignor.  The Assignee shall be entitled to all distributions or payments in respect to the Company Interest made on or after January 1, 2012, regardless of the source of those distributions or payments or when the same was earned or received by the Company.

2)              Purchase Price.  The unadjusted purchase price (based on NOI) shall be $32,043,565.39 and the net amount due Assignor shall be $32,095,063.34, as determined in accordance with Appendix A attached hereto.

3)              Assumption and Acceptance.  Effective as of the date set out above, Assignee accepts the foregoing assignment, and Assignee assumes and agrees to perform the covenants to be performed by Assignor pursuant to the Company Agreement of the Company to the extent such performance is required from and after the Effective Date.

4)              Consent to Assignment.  Assignor agrees to cause the other Member(s) and Managing Member(s) of the Company to consent to the assignment made by this document and to recognize the ownership by Assignee of the Company Interest heretofore owned by Assignee.

5)              Representations and Warranties of the Assignor.  Assignor represents and warrants to the Assignee as follows:

a.               Assignor has good and valid title to, and sole legal ownership of, the Company Interest and such Company Interest is owned directly by the Assignor, free and clear of any and all liens, encumbrances, security interests, and competing claims;

b.              There are no agreements or other arrangements with respect to the transferability of the Company Interest;

c.               The execution, delivery, and performance of this Assignment and Assumption and the consummation of the transactions contemplated hereby do not, and will not: (i) violate or conflict with any provision of the by-laws, articles of incorporation or other formation or governing document, of the Assignor, as amended from time to time, (ii) violate, result in a breach of, constitute a default under, or cause any obligation, penalty, premium or right of termination to arise or accrue under, any contract to which Assignor is a party or the assets of Assignor are bound, or (iii) require the consent of any party other than the Assignor or any party as set forth under the Company Agreement;

d.              Assignor is in compliance with all obligations, as set forth in the Company Agreement, for Members of the Company; and

e.               Assignor has full power, authority, and legal capacity to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated herein.

6)              Representation and Warranties of Assignee.  In accordance with the requirements of 8.2(d)(ii) of the Company Agreement, Assignee does hereby represent and warrant to Assignor and to the Members of the Company, that this Assignment and Assumption is made in accordance with all applicable laws and regulations.

7)              No Assignment of Lease Interest.  Assignor is a tenant under the terms of a Lease of office space it occupies in Building Two which is owned by the Company.  Nothing in this Assignment and Assumption shall be construed or deemed to assign any interest in Assignor’s interest as Tenant in the Company’s building or to modify the Lease in any way.

8)              Miscellaneous.

a.               Counterparts.  This Assignment and Assumption may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Assignment and Assumption.  A signed copy of this Assignment and Assumption delivered by means of a facsimile machine or via electronic mail shall be treated in all manner and respects as an originally-executed agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

b.              Definitions.  All capitalized terms used herein (which are not otherwise specifically defined herein) shall be used in this Assignment and Assumption  as defined in the Company Agreement.

c.               Governing Law, Attorneys’ Fees and Interpretation.  This Assignment and Assumption shall be construed in conformity with the laws of the jurisdiction under which the Company is then-currently organized, without regard to its conflicts of laws principles.  The prevailing parties in any litigation in connection with this Assignment and Assumption shall be entitled to recover from the non-prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ and paralegals’ fees and costs incurred by such party in connection with any such litigation.  It is the intent of the parties that this Assignment and Assumption be deemed to have been prepared by all of the parties and that no party shall be entitled to the benefit of any favorable interpretation or construction of any term or provision hereof under any rule or law.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption effective as of the date set forth above.

ASSIGNOR:	FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation

	By:	/s/ Wayne McDonald
	Name:	Wayne McDonald
	Title:	SVP

ASSIGNEE:	DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership

By: DIMENSIONAL HOLDINGS INC., a Delaware corporation, as its General Partner

	By:	/s/ David R. Martin
	Name:	David R. Martin
	Title:	VP & CFO